EXHIBIT 99.1

MB Financial, Inc.
800 West Madison Street
Chicago, Illinois 60607
(888) 422-6562
NASDAQ: MBFI

PRESS RELEASE

For Information at MB Financial, Inc. contact:
Berry Allen - Investor Relations
E-Mail: beallen@mbfinancial.com

FOR IMMEDIATE RELEASE

Sunil Garg Appointed to MB Financial, Inc. Board of Directors
Uptake, LLC Energy Solutions Leader adds depth to MBFI

CHICAGO, IL (November 2, 2016) - The Board of Directors of MB Financial, Inc. (NASDAQ: MBFI), has appointed Sunil (Sonny) Garg to the Board, it was announced here today by Mitchell Feiger, President and Chief Executive Officer of MB Financial, Inc. Garg is the Energy Solutions Leader at Uptake, LLC, an advanced analytics company building solutions for the next generation of the Industrial Internet and Internet of Things.

Prior to Uptake, Mr. Garg spent 13 years at Exelon Corporation, most recently as Chief Information and Innovation Officer and a member of the Executive Committee. He led the development and execution of an innovative strategy for Exelon’s IT department designed to rapidly adapt to emerging consumer technologies, to the proliferation of smart devices, to big data, and to increased physical and cyber threats facing critical infrastructures.

Sonny is a Henry Crown Leadership Fellow at the Aspen Institute and a member of the Aspen Global Leaders Network. He currently serves as a guest lecturer at the University of Chicago’s Booth School of Business. Sonny earned a M.B.A. and a B.A. at the University of Chicago, and a M.P.P. from Harvard University's Kennedy School of Government.

MB Financial, Inc. is the Chicago-based holding company for MB Financial Bank, N.A. which has approximately $19 billion in assets and a more than one hundred year history of building deep and lasting relationships with middle-market companies and individuals. MB offers a full range of powerful financial solutions and the expertise and experience of bankers who are focused on their clients’ success. Learn more about MB Financial, Inc. at www.mbfinancial.com.

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This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in MB Financial, Inc.’s filings with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and MB Financial, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the dates on which the forward-looking statements are made.